UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 17, 2005

SYNPLICITY, INC.

(Exact name of registrant as specified in its charter)

California	000-31545	77-0368779
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 West California Avenue

Sunnyvale, California 94086

(Address of Principal Executive Offices, including Zip Code)

(408) 215-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 17, 2005, Synplicity, Inc. adopted a variable incentive pay plan, which will take effect April 1, 2005, other than with respect to the Chief Executive Officer, as to whom the plan will take effect immediately. The following summary description of the plan is not intended to be complete and is qualified in its entirety by the complete text of the plan that will be filed by Synplicity with its Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Purpose

The purpose of the plan is to align employees to a common set of objectives and to create a “performance culture” throughout the company.

Eligibility

The plan participants will be U.S. based full time, non-commissioned employees of Synplicity who work 30 hours or more per week.

Criteria for payments

Plan payments will be earned and paid quarterly based upon achievement of a quarterly revenue target, quarterly operating income target and other objectives. The quarterly revenue and quarterly operating income targets for the entire fiscal year will be determined by the Board of Directors at the beginning of each fiscal year, and the other objectives will be determined quarterly.

Payments

The plan participants (with the exception of the Chief Executive Officer) will receive a minimum of 100% of the pro-rated plan payments for the first quarter after the plan becomes effective. The portion of a plan participant’s base salary that is subject to the variable pay plan corresponds to the individual’s job classification, and, based on company achievement, actual payments under the plan may vary from zero to 200% of that portion of the employees’ base salary.

Amendment of the Plan

The plan may be amended by the Board of Directors of Synplicity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNPLICITY, INC.

By:	/s/ Gary Meyers
Gary Meyers
Chief Executive Officer and President

By:	/s/ Douglas S. Miller
Douglas S. Miller
Senior Vice President of Finance and Chief Financial Officer

Date: February 22, 2005